Exhibit 10.27

CONFIDENTIAL

AMENDMENT TO PATENT PURCHASE AGREEMENT

This AMENDMENT is made as of December 31, 2015 (“Amendment Date”) to that certain PATENT PURCHASE AGREEMENT (hereinafter referred to as “Agreement”) entered into and effective as of October 21, 2013 (hereinafter referred to as “Effective Date”), by and between Panasonic Corporation, a Japanese corporation having a principal place of business at 1006 Oaza Kadoma, Kadoma-shi, Osaka 571-8501, Japan (hereinafter referred to as “Seller”) and Inventergy, Inc., a Delaware corporation with a business address at 900 E. Hamilton Avenue, Suite 180, California 95008, USA (hereinafter referred to as “Buyer”). Hereinafter, Seller and Buyer are each referred to as a “Party”, and collectively as the “Parties”. All other definitions throughout this Amendment shall have the same definitions as in the Agreement, except as otherwise set forth.

RECITALS

WHEREAS, the Parties entered into the Agreement to assign and transfer from Seller to Buyer Seller’s right, title and interest in and to the Patent Assets; and

WHEREAS, Parties wish to modify the terms of the payments from the Buyer to the Seller; and

WHEREAS, Parties wish to clarify their intent as expressed in the Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained in the Agreement and this Amendment, the Parties hereby agree as follows:

Definitions Section 1:

Definitions (m) “Guaranteed Payments” and (n) “Guaranteed Payment Dates” are deleted in their entirety.

Definition (l) “Gross Revenue” is amended and restated in its entirety as follows:

(l) “Gross Revenue” shall mean total income and revenue and any non-cash equivalents obtained by Buyer in relation to Buyer’s commercialization activities for Patent Assets, including but not limited to the licensing, selling or other monetization of any of the Patent Assets. If Inventergy offsets any amount of royalties that it would otherwise obtain from an entity as a result of commercialization of the Patent Assets against any debt that it owes to the same entity, such offset should be included as Gross Revenue.

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Definition (q) “Net Revenue” is amended and restated in its entirety as follows:

(q) “Net Revenue” shall mean all proceeds, income, payments and revenues obtained (actually received as cash) by Buyer during the term of this Agreement and/or after its termination in relation to Buyer’s commercialization activities for Patent Assets, including but not limited to the licensing, selling, or other monetization of any of the Patent Assets, after deducting from Gross Revenue: (1) any governmental taxes including withholding taxes, (2) any reimbursement to its licensees due to overpayments from such licensees to Buyer; and (3) any and all accrued litigation and/or patent monetization commercialization-related third party invoiced expenses (preparation, execution or contingency fee payments) (hereinafter, such deducted costs shall be referred to as “Deducted Costs”). Provided, however, that after the Amendment Date, Deducted Costs shall not include any external or internal patent prosecution costs, including but not limited to legal fees or translation fees for patent prosecution related matters, or patent maintenance costs. In any event, the accrued Deducted Costs deducted from Gross Revenue to yield a particular quarterly Net Revenue shall not exceed more than fifty percent (50%) of the Gross Revenue applicable to that particular quarterly Net Revenue, but any excess accrued Deducted Costs may be applied to subsequent Net Revenue. For the avoidance of doubt, Buyer is solely liable for any third party litigation related costs and negotiation related costs. None of Buyer’s internal costs of operation, including but not limited to any costs associated with the commercialization of the Patent Assets and Buyer’s internal costs associated with litigation in support of commercialization efforts, shall be deducted in Net Revenue calculations. For the avoidance of doubt, Net Revenue does not encompass any receipts by Buyer due to general corporate financing, whether equity or debt, or money or other value received as part of changes of control, mergers or acquisitions of substantially all the assets of Buyer, its successor or assigns, or similar general corporate transactions. Notwithstanding anything to the contrary, from the Amendment Date until such time as Seller has received an aggregate of eighteen (18) million US Dollars in Net Revenue Share (the “Milestone Payment”), the deduction of any Deducted Costs from Gross Revenue shall be deferred to later Gross Revenue, and the costs deducted from Gross Revenue during such time shall be zero.

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Section 2.5 “Grant Back” the following is added at the end of Section 2.5 to further clarify the intent of the Parties as of the Effective Date: “For purposes of clarity, Buyer and Seller understand, acknowledge and agree that any reference to buyer’s or acquirer’s products and services in this Section 2.5 is limited to products and services that such party acquires as part of Seller’s sold business.”

Section 3.4 “Guaranteed Payments” is deleted in its entirety

Section 3.5 “Taxes” is amended to delete “Guaranteed Payments” in each occasion therein.

Section 3.6 “Failure of Payment” is amended to delete the words “and/or 3.4” and the words “and/or Guaranteed Payment Date,”

Sections 4.2 “Termination and Re-Purchase of Patent Assets” is amended and restated in its entirety as follows:

Re-Purchase of Patent Assets. If Buyer ceases to be a public company with securities listed on NASDAQ, another stock exchange or any over-the-counter quotation service, Buyer shall notify Seller of such change at least 60 days prior to such change becoming effective. Prior to ten (10) days before any such change becomes effective, upon notice to Buyer, Seller shall then have the right to re-purchase the Patent Assets for reasonable consideration (subject to the rights that Buyer has already granted to any Settled Third Party). In no event shall the reasonable price for re-purchasing the Patent Assets be lower than the lesser of (i) eight (8) million US Dollars, or (ii) the total accrued payments of Up-front Payment and Net Revenue Share paid by Buyer up to the date when Seller exercised the option set forth in this Section 4.2. Seller shall be responsible for any costs related to the transfer of the Patent Assets. Further, if Buyer’s total accrued payments of Up-front Payment and Net Revenue Share payments paid to Seller exceeds twenty-three (23) million US Dollars, Seller has no further option to re-purchase the Patent Assets.

Section 4.3 “Effect of Termination” is amended and restated in its entirety as follows

Effect of Re-Purchase of Patent Assets.

(a)          If Seller exercises its option to re-purchase the Patent Assets under Section 4.2 hereof, Seller will grant Buyer a limited right to sublicense to any third party that has already settled or agreed to settle with Buyer for a license to the Patent Assets on or before the termination date (hereinafter, such third party shall be referred to as a “Settled Third Party”), and Buyer shall pay to Seller any amount of Net Revenue Share (including the future Net Revenue Share which will be obtained after the termination date) for amounts which Buyer had settled or agreed with, and received from, such Settled Third Party.

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(b)          Within sixty (60) days after the date of re-purchase, Buyer shall render a report and pay all accrued amounts owing under Section 3 of this Agreement to Seller. For the avoidance of doubt, Buyer shall continue to pay to Seller any amount of Net Revenue Share (including the future Net Revenue Share which will be obtained after the termination date) which Buyer has settled or agreed with any Settled Third Party with respect to Buyer’s commercialization activities on or before the termination date of this Agreement.

(c)          Seller shall retain the right to conduct an audit in accordance with Section 3.8 hereof after Seller re-purchases the Patent Assets, and Buyer shall retain books and records as required until after such audit and any subsequent dispute arising from such audit.

Section 8.2 “Fees and Other Actions”, the following is added at the end of 8.2(b):

Prior to ten (10) days before the final deadline for the payment of any maintenance or other fee, or the submission of any office action or other communication to any patent office that would have the effect of abandonment (except for patents or patent applications abandoned in favor of one or more continuation, continuation-in-part, divisional, reissue, reexamination or other equivalent application or patent; or patent applications abandoned in response to one or more rejections or equivalent by an examining patent office), upon notice to Buyer, Seller shall then have the right to cause Buyer to assign any such Patent Assets to Seller and to grant back to Seller all rights, title and interest in such Patent Assets without monetary consideration. Seller shall be responsible for any costs related to the transfer of the Patent Assets.

Section 9.3 “Notices” is restated in its entirety as follows:

9.3	Notices. All notices under this Agreement shall be in writing, specifically refer to this Agreement, and be delivered in person or sent by international carrier or overnight mail, or by other means providing proof of delivery, to the Parties at their respective addresses set forth below, or to any other address of which a Party notifies the other. Other communications under this Agreement may be made by any of the foregoing means as well as electronic mail to an e-mail address designated by a Party. All notices shall be deemed to be effective on the date of actual receipt or five days after transmission as provided above, whichever is sooner.

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IF TO SELLER:	IF TO BUYER:
Panasonic Corporation Intellectual Property Center	Inventergy, Inc. 900 E. Hamilton Avenue
2-1-61 Shiromi, Chuo-ku, Osaka City	Suite 180
540-6208, Japan	Campbell, CA 95008, USA
Attention: General Manager, Licensing Group	Attention: Joe Beyers Chairman & CEO
Email:katsura.hitoshi@jp.panasonic.com	Email: joe@inventergy.com

[The remainder of this page has been intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in duplicate by its duly authorized representative.

	Panasonic Corporation		Inventergy, Inc.

By:		By:
	(Signature)		(Signature)

Name:	Hideo Toyoda	Name:	Joseph W. Beyers

Title:	Director, Intellectual Property Center	Title:	Chariman & CEO

Date:		Date:

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